Exhibit 3.1

EXHIBIT A

THE LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED.  SUCH UNITS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON AT ANY TIME WITHOUT SUCH REGISTRATION AND QUALIFICATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OF THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.  THERE ARE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFER, AS SET FORTH IN THE OPERATING AGREEMENT.

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED BY THE COMMISSIONER’S RULES.

OPERATING AGREEMENT

OF

CMR MORTGAGE FUND II, LLC

THIS OPERATING AGREEMENT (“Agreement”) is made and entered into effective as of November 20, 2003, by and among Bellevue Capital Management, Inc., a Delaware corporation doing business as California Mortgage and Realty, Inc. (“Manager”), Craig Raymond, an individual (the “Initial Member”), and such other persons as may be added pursuant to the terms hereof (“Members”).

ARTICLE I

DEFINITIONS

Unless stated otherwise, the terms set forth in this Article I shall, for all purposes of this Agreement, have the meanings as defined herein:

1.01         “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person, (iii) any officer, director or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the voting securities of any Person described in clauses (i) through (iii) of this sentence.

1.02         “Agreement” shall mean this Operating Agreement, as the same may hereafter be amended from time to time.

1.03         “Articles” shall mean the Articles of Organization for the Company originally filed with the California Secretary of State and as amended from time to time.

1.04         “Bankruptcy” shall mean:  (a) the filing of an application by a Member for, or his or her consent to, the appointment of a trustee, receiver, or custodian of his or her other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of his or her inability to pay his or her debts as they become due.

1.05         “Capital Account” shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)           To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, and any items in the nature of income or gain (from unexpected adjustments, allocations or distributions) that are specially allocated to a Member and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

(b)           To each Member’s Capital Account there shall be debited the amount of cash, such Member’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated to a Member and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

In the event any interest in the Company is transferred according to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

In the event the Gross Asset Values of the Company assets are adjusted pursuant to Section 1.09, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

The provisions of this Section 1.05 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations.  In the event it is necessary to modify the manner in which the Capital Accounts are computed in order to comply with such regulations, the Manager shall make such modifications.  The Manager shall adjust the amounts debited or credited to the Capital Accounts with respect to (i) any property contributed to the Company or distributed to any Member and (ii) any liabilities that are secured by such contributed or distributed property or that are assumed by the Company in the event the Manager shall determine that such adjustments are necessary or appropriate pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv).  The Manager shall also make appropriate modifications if unanticipated events cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

1.06         “Cash Available for Distribution” shall mean an amount of cash equal to the excess of accrued income from operations and investment of, or the sale or refinancing or other disposition of, Company assets during any calendar month over the accrued operating expenses, depreciation and amortization of the Company during such month, including any adjustments for bad debt reserves or deductions (including reasonable reserves) as the Manager may deem appropriate, all determined in accordance with generally accepted accounting principles.

1.07         “Code” shall mean the Internal Revenue Code of 1986, as amended, and corresponding portions of any subsequent federal revenue laws.

1.08         “Company” shall mean CMR Mortgage Fund II, LLC.

1.09         “Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

1.10         “Economic Interest” shall mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or except as provided in Section 17106 of the Corporations Code, any right to information concerning the business and affairs of the Company.

1.11         “Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

1.12         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13         “Fiscal Year” shall mean a calendar year ending December 31.

1.14         “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(b)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (iii) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

(c)           If the Gross Asset Value of an asset has been determined or adjusted pursuant to Sections 1.14(a) or 1.14(b) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.15         “Members” shall mean the Initial Member and the purchasers of Units admitted to the Company as Members, and “Member” shall mean any one of the Members.

1.16         “Membership Interest” shall mean a Member’s entire interest in the Company and all rights, benefits and privileges pertaining thereto.

1.17         “Majority Interest of the Members” shall mean one or more Percentage Interests of Members, or a specified group of Members, which taken together exceed fifty percent (50%) of the aggregate of all Percentage Interests, or of all Percentage Interests held by such specified group of Members, on the first day of the current calendar month.

1.18         “Manager” shall mean Bellevue Capital Management, Inc., a Delaware corporation qualified to do business in California under the name “California Mortgage and Realty, Inc.,” or any person or entity substituted in place thereof pursuant to this Agreement.

1.19         “Net Assets Under Management” means the total Company’s capital, including cash, notes (at book value), real estate owned (at book value), accounts receivable, advances made to protect loan security, unamortized organizational expenses and any other Company assets valued at fair market value, less Company liabilities.

1.20         “Percentage Interest” shall mean the respective percentage interest of a Member determined as of the first day of each calendar month by dividing a Member’s current Capital Account by the total outstanding Capital Accounts of all Members.

1.21         “Person” shall mean both natural and legal persons, including any unincorporated association or entity, as the context may require.

1.22         “Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 1.22 shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.22, shall be subtracted from such taxable income or loss;

(c)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

(d)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with Section 1.09 hereof.

(e)           Notwithstanding any other provision of this Section 1.22, any items in the nature of income or gain or expenses or losses, which are specially allocated, shall not be taken into account in computing Profits or Losses.

1.23         “Units” shall mean the Membership Interests in the Company issued to Members upon their admission to the Company, pursuant to the Company’s 2002 Offering Circular and any supplements, amendments or restatements thereof or pursuant to any subsequent private or public offering of Membership Interests in the Company.

ARTICLE II

ORGANIZATION OF THE COMPANY

2.01         Formation.  The parties hereto hereby agree to form a limited liability company, pursuant to the provisions of the Beverly-Killea Limited Liability Company Act, codified in the California Corporations Code, Section 17000 et seq., as the same may be amended from time to time (the “Act”).

2.02         Name.  The name of the Company shall be “CMR Mortgage Fund II, LLC.”

2.03         Place of Business.  The principal place of business of this Company shall be located at 1539 Webster Street, Oakland, California 94612, until changed by designation of the Manager, with notice to all Members.

2.04         Purpose.  The primary purpose of this Company shall be to make and invest in loans to members of the general public secured by deeds of trust on real property located in the State of California and to do any and all things relating or incidental thereto.

2.05         Term.  The Company shall be deemed to be formed and its term shall commence as of the day the Articles are filed with the California Secretary of State, and shall continue indefinitely until  dissolved and terminated pursuant to the provisions of this Agreement or by operation of law.

2.06         Power of Attorney.  Each of the Members irrevocably constitutes and appoints the Manager, acting by and through any of its executive officers, as his true and lawful attorney-in-fact, with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file:

(a)           This Agreement, the Articles, and any amendments or cancellation thereof required under the laws of the State of California;

(b)           Any certificates, instruments and documents, including, without limitation, fictitious business name statements, as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Company is doing or intends to be business; and

(c)           Any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted Member, the amendment of this Agreement, or the dissolution and termination of the Company.

2.07         Nature of Power of Attorney.  The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death of the undersigned or the delivery of an assignment by the undersigned of a Membership Interest, provided that where the assignee thereof has been approved by the Manager for admission to the Company as a substituted Member, the Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument necessary to effect such substitution.

ARTICLE III

THE MANAGER

3.01         Management by the Manager, Generally.  Subject to any provisions of the Articles and this Agreement relating to actions required to be approved by the Members, if any, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Manager.  In addition to the general management authority provided under this Section and without in any way limiting the generality of the foregoing, the Manager shall have all necessary powers to manage and carry out the purposes, business and affairs of the Company, including, without limitation, the power to exercise and to authorize and direct the Company’s or the Manager’s officers (if any) to exercise, on behalf and in the name of the Company, all of the powers described in California Corporations Code Section 17003, including, without limitation, the following powers and authority:

(a)           To expend Company funds in furtherance of the business of the Company and to acquire and deal with assets upon such terms as it deems advisable, from Affiliates and other persons;

(b)           To offer additional Units for sale from time to time to determine the terms of the offering of Units, including the price thereof and the amount of discounts allowable or commissions to be paid and the manner of complying with applicable law;

(c)           To employ, at the expense of the Company, such agents, employees, independent contractors, attorneys and accountants as the Manager deems reasonable and necessary for any Company purpose;

(d)           To effect necessary insurance for the proper protection of the Company, the Manager or Members;

(e)           To prosecute, defend, pay, collect, compromise, arbitrate, or otherwise adjust any and all claims or demands of or against the Company;

(f)            To bind the Company in all transactions involving the Company’s property or business affairs, including the preparation and execution of all loan documents, the funding of loans, and the purchase and sale of notes;

(g)           To amend this Agreement with respect to the matters described in Subsections 12.04(a) through (g) below;

(h)           To determine the accounting method or methods to be used by the Company, which methods may be changed at any time by written notice to all Members;

(i)            To open accounts in the name of the Company in one or more banks, savings and loan associations or other financial institutions or money market funds, and to deposit Company funds therein, subject to withdrawal upon the signature of the Manager or any person authorized by the Manager;

(j)            To sell from time to time all or any portion of the Company’s assets, or any undivided or beneficial interests therein, including without limitation the securitization, offer and sale of senior participating interests in the Company’s mortgage loan portfolio, all upon such terms and conditions as the Manager shall deem appropriate in its sole business judgment; and

(k)           To retain such advisors and professionals, execute all instruments and documents and do all other things necessary or appropriate in the judgment of the Manager to effectuate any of the foregoing.

3.02         Fiduciary Duty.  The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, and the Manager shall not employ such funds or assets in any manner except for the exclusive benefit of the Company.

3.03         Allocation of Time to Company Business.  The Manager shall not be required to devote full time to the affairs of the Company but shall devote whatever time, effort and skill the Manager may deem to be reasonably necessary for the conduct of the Company’s business.  The Manager may engage in any other businesses including businesses related to or competitive with the Company.

3.04         Exculpation and Indemnification.  Neither the Manager, nor its shareholders, officers, directors, employees or agents, shall have any liability whatsoever to the Company or to any Member for any loss suffered by the Company or any Member which arises out of any action or inaction of the Manager or any of its shareholders, officers, directors, employees or agents, so long as the Manager or such other Person, in good faith, determined that such course of conduct was in the best interests of the Company and did not constitute fraud, bad faith or willful misconduct.  The Manager and its shareholders, officers, directors, employees and agents and the employees and agents of the Company shall be entitled to be indemnified and held harmless by the Company, at the expense of the Company, against any loss, expense, claim or liability (including reasonable attorneys’ fees, which shall be paid as incurred) resulting from the assertion of any claim or legal proceeding relating to the performance or nonperformance of any act concerning the activities of the Company, including claims or legal proceedings brought by a third party or by Members, on their own behalf or as a Company derivative suit, so long as the party to be indemnified determined in good faith that such course was in the best interests of the Company and did not constitute fraud, bad faith or willful misconduct; provided, that any such indemnity shall be paid solely from the assets of the Company.  Nothing herein shall prohibit the Company from paying in whole or in part the premiums or other charge for any type of indemnity insurance in which the Manager or other agents or employees of the Manager or the Company are indemnified or insured against liability or loss arising out of their actual or asserted misfeasance or nonfeasance in the performance of their duties or out of any actual or asserted wrongful act against, or by, the Company including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.

3.06         Removal of the Manager; Election of Successor Manager.  The Manager may be removed upon the following terms and conditions:

(a)           The Manager may be removed by the written consent of a Majority Interest of the Members.  Members may exercise such right by presenting to the Manager a written notice, which shall be executed by the Members and their signatures acknowledged, to the effect that the Manager is removed effective on the date set forth in such notice.

(b)           Concurrently with delivery of such notice or within ninety (90) days thereafter by written notice similarly given, a Majority Interest of the Members may also designate a successor Manager.

(c)           Substitution of a new Manager, if any, shall be effective upon written acceptance of the duties and responsibilities of a Manager by the new Manager.  Upon effective substitution of a new Manager, this Agreement shall remain in full force and effect except for the change in the Manager and the business of the Company shall be continued by the new Manager.

3.07         Retirement by Manager.  The Manager may withdraw (“retire”) from the Company upon not less than six (6) months written notice of same to the Members.  In the event that the Manager retires, the Members shall elect a successor manager by a Majority Interest of the Members.

ARTICLE IV

THE MEMBERS – CAPITAL CONTRIBUTIONS

4.01         Capital Contributions of Members.  The Members shall contribute to the capital of the Company an amount equal to One Thousand Dollars ($1,000) for each Unit subscribed for, with a minimum subscription of 5 Units per Member (including subscriptions from entities of which such Member is the sole beneficial owner); provided, that the minimum subscription for an individual retirement account (“IRA”) shall be 2 Units; provided further that the Initial Member shall only contribute the sum of One Thousand Dollars ($1,000) to the capital of the Company and his Capital Account shall be credited in such amount.  The total initial capitalization of the Company shall be a minimum of $250,000; provided, however, the Manager reserves the right to issue additional Units from time to time in the future without approval of the Members.  The capital contributions of Members shall be made in cash.  Notwithstanding any provision of this Agreement to the contrary, at any time after the minimum capitalization of $250,000 is received by the Company, the Initial Member may request that the Company redeem his Membership Interest for an amount equal to the positive balance in his Capital Account.

4.02         Admission to Company; Subscription Account.  Subscription funds received by the Manager from Persons for the purchase of Units shall not earn interest for the subscribing Member and shall be placed into a segregated subscription account at a bank or savings association selected by the Manager.  Subscribers for Units whose subscription funds are placed in the subscription account shall not be admitted to the Company as Members until such time as all or a portion of their subscription funds are transferred to the Company.  Subscription funds received by the Manager shall be held in a deposit account that may bear interest for the benefit of the Funds until being transferred to the Company.  When the Company has located a suitable lending opportunity, and only if funds are not available in the Company to fund such loan (after making reasonable allowances for loss and contingency reserves), then funds from the subscription account shall be transferred to the Company for the purpose of funding the loan, at which time Units will be issued and the subscribing Person will be admitted to the Company as a Member.  The Manager has the right to admit only a portion of an investor’s subscription funds at any given time; however, in no case will the Manager admit less than the required minimum subscription of an investor.  Generally, subscription funds shall be considered for transfer to the Company on a first-in, first-out basis; however, the Manager reserves the right to admit non-ERISA plan investors before ERISA plan investors in order for the Company to remain exempt from the application of Title 29 of the Code of Federal Regulations Part 2510 relating to the definition of plan assets for purposes of ERISA (the “ERISA Plan Asset Regulations.”)  In the event only a portion of a subscribing Person’s funds are required to fund a Company loan, then all or a portion of funds invested by such subscribing Person shall be transferred to the Company at the same time and new Units shall be issued therefor.  Any subscription funds remaining in the subscription account after the expiration of ninety (90) days from the date any such subscription funds were first received by the Manager shall be returned to the subscribing Person.

4.03         Election to Compound Earnings or Receive Cash Distributions.  Upon subscription for Units, a subscribing Person will elect whether to receive monthly cash distributions from the Company or to allow his or her earnings to compound.  A Member may elect to switch from compounding earnings to receiving monthly cash distributions, or vice versa, upon thirty (30) days notice to the Manager; provided, however, that a Member may only switch from receiving cash distributions to compounding earnings if there is then in effect a permit issued by the California Department of Corporations for the offering of Units and provided further that such Member shall have received the most current version of the Company’s Offering Circular.  Notwithstanding the foregoing, the Manager at any time shall have the right to immediately commence making monthly distributions to one or more ERISA plan Members who previously had elected to compound earnings if necessary in order for the Company to remain exempt from the application of the ERISA Plan Asset Regulations.  Income allocable to Members who elect to compound their earnings will be retained by the Company for purposes of making or investing in further mortgage loans or for other proper Company purposes, and the amount of such allocable income will be credited to their Capital Accounts.

4.04         No Participation in Management.  Except as expressly provided herein, the Members shall take no part in the conduct or control of the Company business and shall have no right or authority to act for or bind the Company.  Economic Interest Owners shall have no voting rights whatsoever.

4.05         Rights and Powers of Members.  A Majority Interest of the Members shall have the right to vote upon, and to approve or disapprove, the following matters, and no others, all of which matters shall also require the prior written consent of the Manager:

(a)           dissolution and termination of the Company;

(b)           amendment to this Agreement, provided that this Subsection (b) shall not apply to the matters set forth in Section 12.04 below, with respect to which matters the Manager alone may amend this Agreement without the vote of the Members;

(c)           merger or consolidation of the Company pursuant to Section 9.03 below; and

(d)           removal of the Manager and election of a successor Manager, in the manner and subject to the conditions described in Sections 3.06 and 3.07 above.

4.06         Meetings.  No regular meetings of Members are required to be held, but meetings of Members may be called, noticed and held, and voting procedures shall be followed in accordance with the provisions of Section 17104 of the Act.

4.07         Limited Liability of Members.  Units are non-assessable, and no Member shall be personally liable for any of the expenses, liabilities, or obligations of the Company or for any of the losses thereof beyond the amount of such Member’s agreed upon Capital Contribution to the Company and such Member’s share of any undistributed net income and gains of the Company; provided, that each Member shall remain liable to return to the Company any distributions that such Member is obligated to return pursuant to Section 17254 of the Act.

ARTICLE V

PROFITS AND LOSSES:  CASH DISTRIBUTIONS

5.01         Losses.  Losses shall be allocated among the Members as of the last day of each calendar month in accordance with their respective Percentage Interests.

5.02         Profits.  Profits shall be allocated among the Members as of the last day of each calendar month during any Fiscal Year in the following order of priority:

(a)           First, to all of the Members in the same proportions as the Losses, if any, that were previously allocated to them pursuant to Section 5.01 above, until all such Losses have been recouped;

(b)           Thereafter, to the Members in accordance with their respective Percentage Interests; provided, however, that if any Membership Interest is purchased, increased or decreased prior to the end of such calendar month, then Profits realized during such month shall be prorated in proportion to the number of days during such month that the Members’ Capital Accounts were outstanding on a weighted average basis.

5.03         Cash Available for Distribution.  Cash Available for Distribution shall be distributed only to those Members who elect in writing to receive such distributions during the term of the Company in accordance with Section 4.03.  Cash Available for Distribution distributable to those Members who elected to receive cash distributions as aforesaid shall be distributed to them in cash as soon as practicable after the end of each calendar month.  Cash Available for Distribution allocable to the remaining Members shall be retained by the Company and credited to their respective Capital Accounts as of the first day of the succeeding calendar month.  Total Cash Available for Distribution as of the close of business on the last day of each calendar month during any Fiscal Year shall be allocated among and promptly distributed or credited to the Members in accordance with their respective Percentage Interests.

5.04         Cash Distributions Upon Dissolution.  Upon dissolution and termination of the Company, all Cash Available for Distribution shall thereafter be distributed to Members in accordance with the provisions of Article IX below.

5.05         Special Allocation Rules.

(a)           For purposes of this Agreement, a loss or allocation (or item thereof) is attributable to non-recourse debt which is secured by Company property to the extent of the excess of the outstanding principal balance of such debt (excluding any portion of such principal balance which would not be treated as an amount realized under Code Section 1001 and Paragraph (a) of Code Section 1.001-2 if such debt were foreclosed upon) over the adjusted basis of such property.  This excess is herein defined as “Minimum Gain” (whether taxable as capital gain or as ordinary income) as more explicitly set forth in Treasury Regulation 1.704-1(b)(4)(iv)(c).  Notwithstanding any other provision of Article V, the allocation of loss or deduction (or item thereof) attributable to non-recourse debt which is secured by Company property will be allowed only to the extent that such allocation does not cause the sum of the deficit Capital Account balances of the Members receiving such allocations to exceed the minimum gain determined at the end of the Company taxable year to which the allocations relate.  Any Member with a deficit Capital Account balance resulting in whole or in part from allocations of loss or deduction (or item thereof) attributable to non-recourse debt which is secured by Company property shall, to the extent possible, be allocated income or gain (or item thereof) in an amount not less than the minimum gain at a time no later than the time at which the minimum gain is reduced below the sum of such deficit capital account balances.  This

Section is intended and shall be interpreted to comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv)(e).

(b)           In the event any Member receives any adjustments, allocations or distributions, not covered by Section 5.05(a), so as to result in a deficit Capital Account, items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts created by such adjustments, allocations or distributions as quickly as possible.  This Section shall operate a qualified income offset as utilized in Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(c)           Syndication expenses for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their respective Percentage Interests, provided that if additional Members are admitted to the Company on different dates, all syndication expenses shall be divided among the Persons who own Units from time to time so that, to the extent possible, the cumulative syndication expenses allocated with respect to each Unit at any time is the same amount.  In the event the Manager shall determine that such result is not likely to be achieved through future allocations of syndication expenses, the Manager may allocate a portion of Profits or Losses so as to achieve the same effect on the Capital Accounts of the Members, notwithstanding any other provision of this Agreement.

ARTICLE VI

ACCOUNTING AND REPORTS

6.01         Books and Records.  The Manager shall cause the Company to keep the following books and records, which shall be maintained at the Company’s principal place of business and shall be available for inspection and copying by, and at the sole expense of, the Members (but not Economic Interest Holders), or their duly authorized representatives, during reasonable business hours:

(a)           A current list of the full name and last known business or residence address of each Member and Economic Interest Owner set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Economic Interest Owner;

(b)           A current list of the full name and business or residence address of each Manager;

(c)           A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(d)           Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(e)           A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f)            Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; and

(g)           The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

6.02         Financial Reports and Returns.  The Manager shall cause to be prepared and distributed to each Member the following:

(a)           Within ninety (90) days after the end of each Fiscal Year of the Company, an annual report which shall contain a balance sheet of the Company as of the end of each Fiscal Year, an income statement and a report of the activities of the Company during such Fiscal Year, including a statement of changes in financial position for that Fiscal Year, which financial statements may (but are not required to be) audited by an independent certified public accounting firm in accordance with generally accepted accounting principles.

(b)           Within ninety (90) days after the end of each Fiscal Year of the Company, such other information which the Members may need for preparation of their federal income tax returns.

6.03         Tax Matters Partner.  In the event the Company is subject to administrative or judicial proceedings for the assessment or collection of deficiencies for federal taxes or for the refund of overpayments of federal taxes arising out of a Member’s distributive share of profits, the Manager shall act as the Tax Matters Partner (“TMP”) and shall have all the powers and duties assigned to the TMP under Sections 6221 through 6232 of the Code and the Treasury Regulations thereunder.  The Members agree to perform all acts necessary under Section 6231 of the Code and Treasury Regulations thereunder to designate the Manager as the TMP.

ARTICLE VII

TRANSFER OF COMPANY INTERESTS

7.01         Restrictions on Transfers.  Notwithstanding any provision to the contrary contained herein, the following restrictions shall apply to any and all proposed sales, assignments or transfers of Membership Interests and Economic Interests, and any proposed sale, assignment or transfer in violation of same shall be void ab initio:

(a)           No Member shall make any transfer or assignment of all or any part of his Membership Interest without the prior written consent of the Manager, which consent may be withheld in the sole discretion of the Manager.

(b)           No Member shall make any transfer or assignment of all or any part of his Economic Interest without the prior written consent of the Manager, which consent shall not be unreasonably withheld.

(c)           No Member shall make any transfer or assignment of all or any part of his Membership Interest or Economic Interest if said transfer or assignment would, when considered with all other transfers during the same applicable twelve-month period, cause a termination of the Company for federal or California state income tax purposes.

(d)           No Member shall be entitled to sell, assign, transfer or convey his Membership Interest or Economic Interest to any person or entity other than a bona fide resident of the State of California for a period of nine months after the termination of the offering of Units pursuant to which such Membership Interest (or the Membership Interest associated with such Economic Interest) was acquired.

(e)           No Member shall be entitled to sell, assign, transfer or convey his Membership Interest or Economic Interest to any Person unless such transfer complies with Section 260.141.11 of the Rules of the California Commissioner of Corporations if such Section of such Rules is applicable at the time of the proposed transfer.

(f)            Instruments evidencing a Membership Interest or Economic Interest shall bear and be subject to a legend condition in substantially the following form:

THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED NOR HAVE THEY BEEN QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED.  SUCH UNITS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON AT ANY TIME WITHOUT SUCH REGISTRATION AND QUALIFICATION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OF THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.  THERE ARE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFER, AS SET FORTH IN THE OPERATING AGREEMENT.

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED BY THE COMMISSIONER’S RULES.

7.02         Transfer of Membership Interests and Substitution.  No assignee of the whole or any portion of a Membership Interest in the Company shall have the right to become a substituted Member in place of his assignor unless the following conditions are first met:

(a)           The assignor shall designate such intention in the instrument of assignment;

(b)           The written consent of the Manager to such substitution shall be obtained, which consent may be withheld in the sole discretion of the Manager and which, in any event, shall not be given if the Manager determines that such sale or transfer may jeopardize the continued ability of the Company to qualify as a “partnership” for federal income tax purposes or that such sale or transfer may jeopardize the status of the original sale of said interest pursuant to the non-public and intrastate offering exemptions from registration or qualification under the

Securities Act of 1933, as amended (the “1933 Act”) or the California Corporate Securities Law of 1968, as amended (the “1968 Law”);

(c)           The instrument of assignment shall be in a form and substance satisfactory to the Manager;

(d)           The assignor and assignee named therein shall execute and acknowledge such other instruments as the Manager may deem necessary to effectuate such substitution, including but not limited to a power of attorney with provisions more fully described in this Agreement;

(e)           The assignee shall accept, adopt and approve in writing all of the terms and provisions of this Agreement as the same may have been amended;

(f)            Such assignee shall pay or, at the election of the Manager, obligate himself to pay all reasonable expenses (including reasonable attorneys’ fees) not exceeding $500 connected with such substitution; and

(g)           The Company has received, if requested, a legal opinion in form and substance satisfactory to the Manager that such transfer will not violate the registration provisions of the 1933 Act or the qualification requirements of the 1968 Law, which opinion shall be furnished at the Member’s expense.

7.03         Repurchase of Membership Rights Upon Transfer of Economic Interest.  Upon and contemporaneously with any transfer, assignment, conveyance or sale (whether arising out of an attempted charge upon that Member’s Economic Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member’s Economic Interest which does not at the same time transfer the balance of the rights associated with the Membership Interest transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company shall purchase from the Member, and the Member shall sell to Company, for a purchase price equal to $0.001 (1/10th cent) per Unit of Membership Interest, the Economic Interest of which has been transferred, all remaining rights and interests retained by the Member that immediately before the transfer, assignment, conveyance or sale were associated with the transferred Economic Interest.  Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member.  Each Member acknowledges and agrees that the right of the Company to purchase such remaining rights and interests from a Member is not unreasonable under the circumstances existing as of the date hereof.

For example, if a Member who holds five Units of Membership Interest assigns the Economic Interests pertaining to two Units in accordance with this Article VII, and if the transferee is not admitted as a substituted Member for any reason, such transferee shall hold the two Units of Economic Interest so transferred as an Economic Interest Owner and the transferring Member shall sell the balance of the rights associated with those two Units to the Company for the sum of two dollars ($2.00) and the transferring Member shall retain three Units of Membership Interest.

ARTICLE VIII

WITHDRAWAL FROM COMPANY

8.01         Withdrawal by Members.  No Member shall have the right to withdraw from the Company, receive cash distributions or otherwise obtain the return of all or any portion of his Capital Account balance except as provided below and except for monthly distributions of Cash Available for Distribution, if any, to which such Member may be entitled pursuant to Section 5.03 above.  A Member may withdraw, or partially withdraw, from the Company upon not less than sixty (60) days prior written notice to the Manager subject however to the following limitations:

(a)           A Member desiring to withdraw from the Company shall give written notice of same (“Notice of Withdrawal”) to the Manager, and such Member’s Capital Account as of the date of such notice shall be liquidated and distributed to such Member as soon as reasonably practical, but in no event less than sixty (60) days, subject to subsections (c), (d) and (e) below.

(b)           Furthermore, commencing with the end of the calendar month in which such Notice of Withdrawal is given, any current Cash Available for Distribution allocable to the Capital Account (or portion thereof) being withdrawn shall also be distributed in cash to the withdrawing Member in the manner provided in Section 5.03 above.

(c)           A Member’s Capital Account will be returned to a withdrawing Member, subject to the following limitations:

(i)            The Company will not establish a reserve from which to fund withdrawals and, accordingly, the Company’s capacity to return a Member’s Capital Account is restricted to the availability of Company cash flow in any given calendar quarter, as determined in good faith by the Manager.  For this purpose, cash flow is considered to be available only after all current Company expenses have been paid (including compensation to the Manager and its Affiliates) and provision has been made for maintaining adequate reserves to meet anticipated Company expenses, funding of all and outstanding loan commitments and approved loans, and payment of all monthly cash distributions on a pro rata basis which must be paid to Members who elected to receive such distributions upon subscription for Units.  The Company shall not be obligated to sell or liquidate any mortgage loans prior to maturity for the purpose of generating funds to liquidate the Capital Accounts of withdrawing Members.

(ii)           If current cash flow is inadequate to promptly liquidate all Capital Accounts with respect to which Notices of Withdrawal have been received, then the priority of distributions among withdrawing Members shall be determined by the chronological order in which their respective Notices of Withdrawal were received by the Manager; provided, that the Manager shall have the discretion to accord priority to Notices of Withdrawal received from Deceased Members and ERISA Plan Investors as described in Section 8.01(e) below.

(d)           In no event shall the Fund be required to liquidate the Capital Accounts of Withdrawing Members to the extent that the aggregate distributions paid to all withdrawing Members during any twelve-month period would exceed an amount equal to ten percent (10%) of the aggregate Capital Accounts of all Members at the beginning of such period.

(e)           Notwithstanding any provision herein to the contrary, the Company may give priority to the return of the Capital Accounts of certain Members, as follows:

(i)            Upon the death of the sole beneficiary of a corporate pension or profit-sharing plan, Individual Retirement Account or other employee benefit plan subject to ERISA or upon the death of a Member (the “Deceased Member”), the return of such Deceased Member’s Capital Account may be given priority over the return of other withdrawing Members’ Capital Accounts, in the Manager’s sole and absolute discretion, but such priority liquidation shall be limited to $50,000 per calendar quarter.

(ii)           The Manager, in its sole and absolute discretion, shall also have the right at any time to immediately return all or a portion of the Capital Account of one or more ERISA plan investors (the “ERISA Plan Investors”) in order to ensure that the Company remains exempt from the ERISA Plan Asset Regulations.  The return of such ERISA Plan Investors’ Capital Accounts shall have priority over the return of all other withdrawing Members’ Capital Accounts, including those of Deceased Members.

(f)            Notwithstanding the foregoing, the Capital Account of a withdrawing Member shall remain subject to adjustment as described in Section 1.05 above until it is fully liquidated.  Any reduction in a Capital Account by reason of an allocation of Losses, if any, shall reduce all subsequent liquidation payments proportionately.  In no event shall any Member receive cash distributions upon withdrawal from the Company if the effect of such distribution would be to create a deficit in such Member’s Capital Account.

8.02         Effect of Dissolution.  If at any time there are outstanding unfulfilled Notices of Withdrawal from a Majority Interest of the Members, the Manager shall have the right, but not the obligation to deem that to constitute a vote by the Members to dissolve the Company pursuant to Section 9.01 and to concur with such vote.  If the Company dissolves pursuant to Section 9.01 below at a time when any Members who have previously given Notices of Withdrawal have not yet received the return of their respective full Capital Accounts, then in such event the winding up provisions of Section 9.02 below shall apply and the distribution provisions of Subsection 9.02(c) shall be controlling, such that liquidation payments shall thereafter be made proportionately to all Members pursuant to Subsection 9.02(c) and no further payments shall be made pursuant to Subsection 8.01(a) above.

8.03         Expulsion of a Member.  The Manager shall have the right, subject only to the priorities of withdrawing Members with outstanding unfulfilled Notice of Withdrawal as set forth in Section 8.01 above, to expel a Member from the Company at any time, for any reason or no reason, without the Member’s consent, by liquidating and distributing to the Member his, her or its entire Capital Account balance as of the end of the immediately preceding calendar month.

ARTICLE IX

DISSOLUTION OF THE COMPANY;

MERGER OF THE COMPANY

9.01         Events Causing Dissolution.  The Company shall dissolve upon occurrence of the earlier of the following events:

(a)           The vote (including a deemed vote pursuant to Section 8.02 above) of a Majority Interest of the Members to dissolve, with the concurrence of the Manager; or

(b)           An entry of a decree of judicial dissolution pursuant to Section 17351 of the California Corporations Code.

9.02         Winding Up.  Upon the occurrence of an event of dissolution, the Company shall not immediately be terminated, but shall continue until its affairs have been wound up.  Upon dissolution of the Company, unless the business of the Company is continued as provided above, the Manager will wind up the Company’s affairs as follows:

(a)           No new loans shall be made or purchased;

(b)           Except as may be agreed upon by the Manager and a Majority Interest of Members in connection with a merger or consolidation described in Section 9.03, the Manager shall liquidate the assets of the Company as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties (including the Manager or Affiliates) or by servicing the Company’s outstanding loans in accordance with their terms; provided, however, the Manager shall liquidate all Company assets for the best price reasonably obtainable in order to completely wind up the Company’s affairs within five (5) years after the date of dissolution;

(c)           Except as may be agreed upon by the Manager and a Majority Interest of Members in connection with a merger or consolidation described in Section 9.03, all sums of cash held by the Company as of the date of dissolution (including liquid assets which shall be converted to cash), together with all sums of cash received by the Company during the winding up process from any source whatsoever, shall be applied and promptly distributed to the Members in proportion to the positive balances in their respective outstanding Capital Accounts, but only after all the Company’s debts have been paid or otherwise adequately provided for.

(d)           Upon the completion of the liquidation of the Company and distribution of liquidation proceeds, the Manager shall cause to be filed a Certificate of Dissolution as required by the Act and shall furnish to each of the Members a statement setting forth the receipts and disbursements of the Company during such liquidation, the amount of proceeds from such liquidation distributed with respect to Company Interests and the amount of proceeds paid or distributed to Members.

9.03         Merger or Consolidation of the Company.  The Company may be merged or consolidated with one or more other entities, which may be Affiliates of the Company, provided that the principal terms of any such merger or consolidation are first approved by the Manager and by the affirmative vote of a Majority Interest of the Members.  In any such merger or consolidation, the Company may be either a disappearing or surviving entity.

ARTICLE X

TRANSACTIONS BETWEEN THE COMPANY,

THE MANAGER AND AFFILIATES

10.01       Loan Origination or Brokerage Fees.  In consideration for its services rendered in connection with locating, underwriting, negotiating and closing loan investments by the Company, the Manager or its affiliates shall be entitled to receive one (but not both) of the following forms of compensation for each such loan:

(a)           With respect to loans made or arranged by the Manager pursuant to its real estate broker’s license, a loan brokerage commission or origination, renewal or forbearance fee, which in any event shall be payable solely by the borrower and not by the Company; and

(b)           With respect to loans arranged by the Manager and made or renewed or forbeared by the Company pursuant to the Company’s finance lender’s license, the Company shall pay to the Manager compensation for its services as Manager an amount equal to all origination, commitment, renewal or forbearance fees received by the Company from the borrowers of such loans.

10.02       Loan Servicing and Asset Management Fees.  The Manager may act as servicing agent with respect to all Company loans and may manage all of the Company’s assets.  In consideration for such collection and management efforts, the Manager shall be entitled to receive the following compensation from the Company:

(a)           A monthly servicing fee not exceeding two percent per annum (i.e. one-sixth (1/6) of one  percent (0.16666%) monthly) of the total unpaid principal balance of each loan serviced, payable only as interest is received by the Company; and

(b)           A monthly asset management fee equal to one-twelfth-second (1/12) of one percent (.08333%) of the Net Assets Under Management as of the last day of each calendar month with respect to Net Assets Under Management as of the first day of the immediately preceding month.

10.03       Sale of Real Estate to the Manager or its Affiliates.  In the event the Company becomes the owner of any real property by foreclosure on a Company loan, the Company may sell such property to the Manager or an Affiliate of the Manager provided:

(a)           No foreclosed property will be sold to the Manager or an Affiliate thereof unless the Manager has first used its best efforts to sell any property at a fair price on the open market for at least ninety (90) days.

(b)           In the event any property is sold to the Manager or its Affiliate, the net purchase price must be (i) no less favorable to the Company (taking into account any avoided commissions or other cost savings) than any bona fide third-party offer received, and (ii) no less than the total amount of the Company’s “investment” in the property.  The Company’s investment includes, without limitation, the following:  the unpaid principal amount of the Company’s loan, unpaid interest accrued to the date of foreclosure, expenditures made to protect the Company’s interest in the property such as payments to senior lienholders and for insurance and taxes, costs of foreclosure (including attorneys’ fees actually incurred to prosecute the foreclosure or to obtain relief from stays in bankruptcy), and any advances made by the Manager, if any, on behalf of the Company for any of the foregoing.

(c)           Neither the Manager nor any of its Affiliates would receive a real estate commission in connection with such a sale.

10.04       Loan Processing Fees.  The Manager or an Affiliate of the Manager may provide certain document preparation, notarial and credit investigation services, for which services the Manager or such Affiliate shall be entitled to receive such fees as are permitted by law and as are generally prevailing in the geographical area where the property securing the loan is located.  To the extent such loan processing fees are paid to the Company on a loan transaction closed for the Company by the Manager under the Company’s California finance lender’s license, an amount equal to all such fees received by the Company shall be paid to the Manager by the Company as additional compensation.

10.05       Sale of Loans to Manager or Affiliates.  The Company may sell existing loans to the Manager or its Affiliates, but only so long as the Company receives net sales proceeds from such sale in an amount equal to the total unpaid balance of principal, accrued interest and other charges owing under such loan, or the fair market value of such loan, whichever is greater.  Notwithstanding the foregoing, the Manager shall be under no obligation to purchase any loans from the Company or to guarantee any payments under any Company loan.

10.06       Purchase of Loans from Manager or Affiliates.  The Company may purchase existing loans from the Manager or Affiliates, provided that the following conditions are met:

(a)           At the time of purchase the borrower shall not be default under the loan; and

(b)           No brokerage commissions or other compensation by way of premiums or discounts shall be paid to the Manager or Affiliates by any person by reason of such purchase (except loan origination fees earned upon the initial funding of such loan).

10.07       Reimbursement of Manager for Certain Expenses.  The Manager shall be reimbursed by the Company for all organizational syndication and operating expenses incurred on behalf of the Company, including without limitation, out-of-pocket general and administrative expenses of the Company, accounting and audit fees, legal fees and expenses, postage, and preparation of reports to Members.

10.08       Recovery of Deferred Compensation.  In the event the Manager (or any of its Affiliates) from time to time in its sole discretion waives, defers or assigns to the Fund any of the foregoing compensation to which the Manager may be entitled (“Deferred Compensation”), the Manager shall subsequently be entitled to recover such Deferred Compensation without interest if and to the extent that the Company earns an investment return on Members’ capital during any subsequent period exceeding 8% per annum on a simple basis.  The Manager shall have no obligation to waive, defer or assign to the Fund all or any portion of such compensation.

ARTICLE XI

ARBITRATION

11.01       Arbitration.  Any action to resolve any controversy or claim arising out of or related to this Agreement, or the breach hereof, however characterized, shall be resolved through a binding, non-public arbitration before an adjudicator selected as provided in this Article XI.

11.02       Demand for Arbitration.  Any party desiring to bring any action under this Agreement shall give written notice to the other party, which notice shall state with particularity the nature of the dispute and the demand for relief, making specific reference by paragraph number and title, if applicable, of the provisions of this Agreement pertaining to the dispute.

11.03       Appointment of Arbitrator.  The parties shall endeavor to agree, within thirty (30) days of the above-described notice, upon a mutually acceptable adjudicator to resolve the dispute.  The adjudicator shall be a single former judge of the Superior Court or the Court of Appeal of the State of California or member in good standing with the California State Bar currently employed by or associated with the office of JAMS/ENDISPUTE (“JAMS”) located in or nearest to Oakland, California.  If the parties cannot agree upon the adjudicator within such thirty (30)-day period, then JAMS, in its sole discretion, shall provide a list of three adjudicators with the qualifications set forth above.  Within ten (10) days of JAMS providing the above-described list, each of the parties shall be entitled to strike one name from the list and so notify JAMS.  JAMS, in its sole discretion, thereafter shall select as adjudicator any one of the persons remaining on the list, and the person so selected shall thereafter serve as adjudicator.  If for any reason JAMS is unable or unwilling to make such an appointment, either party may apply to the Superior Court of the State of California in and for the County of Alameda for appointment of any former judge of the Superior Court or the Court of Appeal of the State of California to serve as adjudicator.  The appointment of an adjudicator, whether by JAMS or by the Superior Court pursuant to the foregoing, shall be made, and the adjudicator shall serve, without further objection from either party, except on the ground of conflict of interest, if any, pursuant to the same rules that would apply if the former judge were serving as an active member of the Superior Court or Court of Appeal.

11.04       Hearing.  The hearing shall take place at a mutually acceptable location in Oakland, California and shall be conducted pursuant to the provisions of the California Arbitration Act commencing with California Code of Civil Procedure Section 1280, the rules and procedures established by JAMS, and such other rules and procedures as may be determined by the adjudicator; provided, however, that: (1) at the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern; and (2) discovery between the parties prior to the arbitration hearing shall be limited to the mutual exchange of relevant documents.  Interrogatories, requests for admissions, and depositions of witnesses shall not be permitted.

11.05       Arbitration Award.  In resolving the dispute, the adjudicator shall apply the pertinent provisions of this Agreement without departure therefrom in any respect, and the adjudicator shall not have the power to change any of the provisions of the Agreement.  The adjudicator shall try all of the issues, including any issues that may be raised concerning arbitrability of the dispute, subject-matter and personal jurisdiction, and any and all other issues, whether of fact or of law, and shall hear and decide all motions and matters of any kind.  The adjudicator shall not be required to prepare a written statement of decision as to any interlocutory decision, but at the conclusion of the arbitration shall prepare a written statement of decision thereon which shall be final and binding upon the parties, and upon which judgment may be entered in accordance with applicable law in any court having jurisdiction thereof.  Any interlocutory decisions by the adjudicator likewise shall be final and binding, except that the adjudicator shall have the power to reconsider such.

11.06       Costs of Arbitration.  The prevailing party in any dispute regarding or arising out of this Agreement shall be entitled to an award of its reasonable attorneys’ fees in addition to any other relief to which it is entitled.

11.07       WAIVERS.  THE PARTIES HEREBY FREELY WAIVE THE RIGHT TO TRIAL BY JUDGE OR JURY, THE RIGHT TO APPEAL, FULL PRETRIAL DISCOVERY AND APPLICATION OF THE RULES OF EVIDENCE.

ARTICLE XII

MISCELLANEOUS

12.01       Covenant to Sign Documents.  Without limiting the power of attorney granted by Sections 2.08 and 2.09 above, each Member covenants, for himself and his successors and assigns, to execute, with acknowledgement or verification, if required, any and all certificates, documents and other writings which may be necessary or expedient in the creation of the Company and the achievement of its purposes, including, without limitation, all such filings, records or publications necessary or appropriate in the judgment of the Manager to comply with the applicable laws of any jurisdiction in which the Company shall conduct its business.

12.02       Notices.  Except as otherwise expressly provided for in this Agreement, all notices which any Member may desire or may be required to give any other Member shall be in writing and shall be deemed duly given when delivered personally or when deposited in the United States mail, first-class postage prepaid, addressed to the Member’s address as shown in the books of the Company pursuant to written notification to the Manager.  Notices to the Manager or to the Company shall be delivered to the Company’s principal place of business, as set forth in Section 2.03 above or as hereafter charged as provided herein.

12.03       Right to Engage in Competing Business.  Nothing contained herein shall preclude any Member from purchasing or lending money upon the security of any other property or rights therein, or in any manner investing in, participating in, developing or managing any other venture of any kind, without notice to the other Members, without participation by the other Members, and without liability to them or any of them.  Each Member waives any right he may have against the Manager for capitalizing on information received as a consequence of the Manager’s management of the affairs of this Company.

12.04       Amendment.  This Agreement is subject to amendment by the affirmative vote of a Majority Interest of the Members with the written concurrence of the Manager.  Notwithstanding anything to the contrary contained in this Agreement, the Manager shall have the right to amend this Agreement, without the vote or consent of any of the Members, when:

(a)           There is a change in the name of the Company or the amount of the contribution of any Member;

(b)           A person is substituted as a Member;

(c)           An additional Member is admitted;

(d)           A person is admitted as a successor or additional Manager in accordance with the terms of this Agreement;

(e)           There is a change in the character of the business of the Company;

(f)            There is a false or erroneous statement in this Agreement; or

(g)           A change in this Agreement is required in order that it shall accurately represent the agreement among the Members.

12.05       Governing Law.  This Agreement shall be governed by and shall be interpreted and enforced in accordance with the substantive laws of the State of California.

12.06       Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements and representations, either oral or in writing, between the parties hereto with respect to the subject matter contained herein.

12.07       Waiver.  No waiver by any party hereto of any breach of, or default under, this Agreement by any other party shall be construed or deemed a waiver of any other breach of or default under this Agreement, and shall not preclude any party from exercising or asserting any rights under this Agreement with respect to any other breach or default.

12.08       Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.09       Captions.  Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference an in no way define, limit, extend or describe the scope of this Agreement.

12.10       Number and Gender.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include a natural person, firm, partnership, corporation, trust, association of other form of legal entity.  Any consent or action required or permitted to be given or made by a Manager may be given or made by any Manager.

12.11       Counterparts.  This Agreement may be executed in counterparts, any or all of which may be signed by the Manager on behalf of the Members as their attorney-in-fact.

12.12       Legal Representation.

(a)           Counsel to the Company may also be counsel to the Manager or any Affiliate of the Manager.  The Manager may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction (“Rules”).  Each Member acknowledges that Company counsel does not represent any Member and Company counsel shall owe no duties directly to any Member.  Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between any Members and the Company, or between any Members or the Company, on the one hand, and the Manager (and its Affiliates), on the other hand, then each Member agrees that Company counsel may represent either the Company or such Manager (or his Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

(b)           Each Member further acknowledges that Company counsel has represented only the interests of the Manager and not the Members in connection with the formation of the Company and the preparation and negotiation of this Agreement, and each Member acknowledges that it has been afforded the opportunity to consult with independent counsel with regard thereto.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

MANAGER:	BELLEVUE CAPITAL MANAGEMENT, INC.
a Delaware corporation dba
CALIFORNIA MORTGAGE AND REALTY, INC.

	By:	/s/ Henry Park

	Its:	Vice President

INITIAL MEMBER:	/s/ Craig Raymond
Craig Raymond

MEMBERS:	/s/ Craig Raymond
Craig Raymond, Vice President of California Mortgage and Realty Inc., as Attorney-In-Fact for the persons listed on Schedule A attached hereto

SCHEDULE A

MEMBERS

Name and Address	Date of Admission	Capital Contribution